Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of BioRestorative Therapies, Inc. on Forms S-3 (Nos. 333-269631, and 333-265052) and S-8 (Nos. 333-255681, 333-196299, 333-203310, 333-210555, 333-214621, 333-228434 and 333-233309), of our report dated March 24, 2023, with respect to our audit of the consolidated financial statements of BioRestorative Therapies, Inc. and Subsidiary as of December 31, 2022 and for the year ended December 31, 2022, which report is included in this Annual Report on Form 10-K of BioRestorative Therapies, Inc. for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

Marlton, New Jersey

March 24, 2023